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                                                                      EXHIBIT 12

                      H. J. HEINZ COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                       Fiscal Years Ended
                                 --------------------------------------------------------------
                                   May 3,     April 28,    April 29,    April 30,      May 1,
                                    2000         1999         1998         1997         1996
                                 (53 Weeks)   (52 Weeks)   (52 Weeks)   (52 Weeks)   (52 Weeks)
                                 ----------   ----------   ----------   ----------   ----------
Fixed Charges:
  Interest expense*............  $  271,597   $  260,743   $  260,401    $277,818    $  279,368
  Capitalized interest.........          --           --        1,542       2,688         1,007
  Interest component of rental
     expense...................      32,274       29,926       30,828      27,382        26,728
                                 ----------   ----------   ----------    --------    ----------
     Total fixed charges.......  $  303,871   $  290,669   $  292,771    $307,888    $  307,103
                                 ----------   ----------   ----------    --------    ----------
Earnings:
  Income before income taxes...  $1,463,676   $  835,131   $1,254,981    $479,064    $1,023,661
  Add: Interest expense*.......     271,597      260,743      260,401     277,818       279,368
  Add: Interest component of
     rental expense............      32,274       29,926       30,828      27,382        26,728
  Add: Amortization of
     capitalized interest......       2,799        3,050        3,525       3,454         3,399
                                 ----------   ----------   ----------    --------    ----------
     Earnings as adjusted......  $1,770,346   $1,128,850   $1,549,735    $787,718    $1,333,156
                                 ----------   ----------   ----------    --------    ----------
  Ratio of earnings to fixed
     charges...................        5.83         3.88         5.29        2.56          4.34
                                 ==========   ==========   ==========    ========    ==========

* Interest expense includes amortization of debt expense and any discount or premium relating to indebtedness.